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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of March __, 1995 between Netro Corporation, a California corporation (the "Company"), and Gideon Ben-Efraim, an individual ("Employee"). This Agreement shall have an effective date (the "Effective Date") of December 1, 1994.

        In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

        1. POSITION. During the term of this Agreement, the Company will employ Employee, and Employee will serve the Company, as its Chairman of the Board of Directors and Chief Executive Officer and President. In the event that another individual is hired to serve as Chief Executive Officer of the Company (following consultation with Employee) in the future, Employee shall continue as Chairman (but not as the CEO or, unless otherwise determined by the Board of Directors, as the President) and will continue to play an active role in the operations and management of the Company, including in the areas of marketing, engineering, strategic planning and corporate relationships, with leadership responsibilities and authority in such areas.

        2. DUTIES. During the period of Employee's employment relationship with the Company, Employee will devote his best efforts to the interests of the Company. Employee will not engage in other employment or consultancy without the prior written consent of the Company, except where he has provided prior written notice to the Company of his intention to engage in any such activities which in his reasonable opinion are not adverse to the best interests of the Company and the Company has not objected to such engagement in writing within ten (10) business days thereafter. Employee agrees to abide faithfully by all Company rules, regulations and policies. In the event of any conflict between the Company's rules, regulations or policies and the terms of this Agreement or other written agreements between the Company and Employee, the terms of this Agreement or such other agreement will control.

        3.      COMPENSATION AND BENEFITS.

               3.1 BASE SALARY. The Company agrees to pay Employee a base salary of $120,000 per year (the "Initial Base Salary"), payable in accordance with the Company's customary payroll practices, from the Effective Date of this Agreement until the first closing (the "Initial Base Salary Period") of the Company's Series A Preferred Stock financing in which the Company sells a minimum of $2,500,000 of its securities (the "Financing"). Immediately following such closing, Employee's base salary shall be increased to $145,000 year (the "Regular Base Salary"), payable in accordance with the Company's customary payroll practices. Further, promptly following such closing, the Company shall pay Employee an amount equal to the difference between the Regular Base Salary and the Initial Base Salary over the Initial Base Salary Period. Employee's base salary shall be subject to annual review by the Board of Directors, and increases to such base salary, if any, shall be determined by the Board of Directors, consistent with the salaries of other senior executives of the Company. Notwithstanding the foregoing, Employee's base salary shall be at least equal to the base salary of the Company's Chief Executive Officer, if hired, unless agreed otherwise by Employee in


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writing or by affirmative vote as a member of the Company's Board of Directors.
The provision set forth in the preceding sentence shall terminate and be of no further force or effect upon the consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public.

               3.2 CASH BONUSES. Employee shall receive an initial cash bonus equal to 20% of Employee's Regular Base Salary (or such higher salary as is set by the Board of Directors), to be paid immediately following the closing of the Financing. Employee shall further be entitled to participate in the Company's annual executive bonus plan as may be adopted by the Board of Directors or modified from time to time; provided, however, that Employee's bonus under such annual bonus plan shall be at least equal to the bonus received by the Company's Chief Executive Officer, if hired, under such bonus plan until the consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public.

               3.3 START-UP INCENTIVE. Upon execution of this Agreement, the Company shall pay Employee $12,082 plus an amount equal to all out-of-pocket start-up costs of the Company incurred by Employee (upon submission to the Company by Employee of a written expense report).

               3.4 ADDITIONAL BENEFITS. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation those plans covering medical, disability and life insurance (in an amount equal to two years' base salary) in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive two paid vacation days per month and will receive such other benefits as the Company generally provides to its senior executives and the Chief Executive Officer (exclusive of relocation related allowances or assistance).

               3.5 EXPENSES. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are in accordance with the Company's applicable policies and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

        4.      SEVERANCE.

               4.1 DEFINITION OF CAUSE. For purposes of this Section 4, "cause" shall mean conviction of a felony.

               4.2 DEFINITION OF CHANGE OF CONTROL. For purposes of this Section 4, a "Change of Control" shall mean: (i) a merger transaction or a sale of stock by existing shareholders of the Company to a single purchaser or group of affiliated purchasers, as a result of either of which actions shareholders of the Company's voting capital stock immediately prior to the effective date of such transaction or sale do not own at least a majority of the outstanding


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shares of the Company's voting capital stock (or other equivalent evidence of ownership) immediately following such transaction or sale; or (ii) a sale of all or substantially all of the Company's assets to a third party.

               4.3 TERMINATION OF EMPLOYMENT OTHER THAN FOR CAUSE. In the event that (i) Employee's employment relationship with the Company is terminated by the Company other than for cause, (ii) Employee voluntarily terminates his employment relationship with the Company within one hundred eighty (180) days of the commencement of employment of a Chief Executive Officer not previously approved by Employee in writing or by affirmative vote as a member of the Company's Board of Directors, (iii) Employee voluntarily terminates his employment relationship with the Company within thirty (30) days of a change in Employee's main place of employment to a location more than forty (40) miles from Employee's current residence without his consent, or (iv) Employee voluntarily terminates his employment relationship with the Company within 60 days of a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days of written notice thereof by Employee to the Board of Directors, Employee shall be entitled to severance payments equal to twelve (12) months of Employee's then-current base salary (payable during such 12 month period on the Company's normal payroll dates) and shall be entitled to receive continued benefits under the Company's benefit plans of general application (other than further accrual of vacation time, which shall cease upon termination of the employment relationship) during such 12-month period, and Employee agrees in exchange for such severance payments and benefits continuation to execute a release in reasonable form provided by the Company releasing each party and its affiliates or related parties from all claims, known and unknown, which such party may have against the other party or its affiliates or related parties other than as related to the payment of such severance, the provision of such benefits or the continued operation of the applicable provisions of agreements relating to confidential information which the parties have previously executed.

               4.4 TERMINATION OF EMPLOYMENT FOR CAUSE, DEATH OR DISABILITY. In the event that Employee's employment relationship with the Company is terminated for cause or is terminated due to his death or a disability which renders him unable to perform substantially the functions of his position, Employee shall not be entitled to the severance payments described in Section 4.3.

               4.5 STOCK VESTING MATTERS. Notwithstanding the vesting schedule contained in Section 3(a) of the Common Stock Purchase Agreement dated January 13, 1995 between the Company and Gideon and Bina Ben-Efraim, Trustees of the Gideon Ben-Efraim and Bina Ben-Efraim Family Trust dated July 29, 1994 (the "Stock Purchase Agreement"), the parties agree that the following provisions shall apply under the circumstances enumerated below: (i) All of the then Unvested Shares shall be released from the Company's repurchase option in the event that the Company is a party to a merger transaction or if a sale of stock by existing shareholders of the Company to a single purchaser or group of affiliated purchasers occurs, as a result of either of which actions shareholders of the Company's voting capital stock immediately prior to the effective date of such transaction or sale do not own at least a majority of the outstanding shares of the Company's voting capital stock (or other equivalent evidence of ownership) immediately


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following such transaction or sale, or if the Company sells all or substantially all of its assets to a third party; (ii) in addition to the Shares already released from the Company's original repurchase option, an additional twenty-five percent ( 25%) of the Shares shall be released from the Company's repurchase option in the event that the Company hires a Chief Executive Officer without first obtaining the prior approval of Purchaser and the Purchaser elects to terminate his employment with the Company within one hundred eighty (180) days of commencement of employment by such Chief Executive Officer; (iii) in addition to the Shares already released from the Company's original repurchase option, an additional twenty-five percent ( 25%) of the Shares shall be released from the Company's repurchase option, if Purchaser's employment relationship with the Company is terminated by the Company other than for cause; and (iv) if Purchaser's employment relationship with the Company is terminated due to his death or disability (as defined below), then (a) a total of twenty-five percent (25%) of the Shares shall be released from the Company's repurchase option (in lieu of what would otherwise have been released under the original repurchase option) in the event that Purchaser dies or becomes disabled less than one year after the Vesting Commencement Date, (b) a total of fifty percent (50%) of the Shares shall be released from the repurchase option (in lieu of what would otherwise have been released under the original repurchase option) in the event that Purchaser dies or becomes disabled one year or more but less than two years after the Vesting Commencement Date, and (c) only that number of Shares provided by the terms of Section 3(a) of the Stock Purchase Agreement shall be released from the Company's original repurchase option in the event Purchaser dies or becomes disabled two years or more after the Vesting Commencement Date. For purposes of the foregoing paragraph, capitalized terms shall have the meanings ascribed to them in the Stock Purchase Agreement. For purposes of the foregoing paragraph, "disability or "disabled" shall refer to a disability which renders the Employee unable to perform substantially the functions of his position by reason of any medically determinable substantial physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as certified by a licensed physician

        5. REGISTRATION RIGHTS. In the event that the Company grants registration rights to any of its officers or investors with respect to any shares of the Company's capital stock or other securities issued to them, the Company shall grant no less favorable registration rights to Employee with respect to his shares of Common Stock, whether or not Employee is then employed by the Company.

        6. CONFIDENTIALITY AGREEMENT. Employee shall sign a Confidentiality and Inventions Agreement in the form attached hereto as Exhibit A.

        7.      MISCELLANEOUS.

               7.1 SEVERABILITY. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be


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modified by such arbitrator or court so that it becomes enforceable consistent with the intent of this Agreement and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

               7.2 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               7.3 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder, and that such assignment shall be subject to the severance provisions described in Section 4 to the extent applicable.

               7.4 WITHHOLDING. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

               7.5 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality and Inventions Agreement attached hereto as Exhibit A, the Common Stock Purchase Agreement dated January 13, 1995 and the Indemnification Agreement dated November 14, 1994, constitute the entire and only agreements between the parties relating to the subject matter hereof and thereof, and supersede any and all previous contracts, arrangements or understandings with respect hereto and thereto. This Agreement represents the mutual understanding of the parties and shall not be interpreted against either party by reason of its drafting or preparation.

               7.6 AMENDMENT. This Agreement may be amended, modified, superseded or canceled only by an agreement in writing executed by both parties hereto.

               7.7 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

               If to the Company:  Netro Corporation
                                   1032 Elwell Court, Suite 210
                                   Palo Alto, CA 94303


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                                   Attention: Secretary
               Telecopier:         (415) 969-1388


               If to Employee:     Gideon Ben-Efraim
                                   10891 Santa Teresa Drive
                                   Cupertino, CA 95014

               7.8 BINDING NATURE. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

               7.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents.

               7.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

               7.11 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

               7.12 ATTORNEY'S FEES. In the event that a dispute arises concerning this Agreement or any of the terms of this Agreement or the performance thereof, the prevailing party in any action or proceeding concerning such dispute shall be entitled to have its reasonable attorney's fees and costs of litigation paid by the non-prevailing party.

        IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.



NETRO CORPORATION                             EMPLOYEE





By: __________________________                __________________________
                                              Gideon Ben-Efraim
Its:__________________________


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                        AMENDMENT TO EMPLOYMENT AGREEMENT

        This Amendment to Employment Agreement is made as of June 2, 1995 by and between Netro Corporation, a California corporation (the "Company") and Gideon Ben-Efraim, an individual (the "Employee").

        WHEREAS, the Company and the Employee entered into an Employment Agreement dated March 27, 1995 (the "Employment Agreement"); and

        WHEREAS, the Company and the Employee desire to amend certain sections of the Employment Agreement;

        NOW THEREFORE, pursuant to the provisions of Section 7.6 of the Employment Agreement, the undersigned agree as follows:

        1. Section 1 of the Employment Agreement shall be amended to read in its entirety as follows:

               "1. POSITION. The Company will employ Employee, and Employee will serve the Company, as its Chairman of the Board of Directors and Chief Executive Officer and President until such officer relationships are modified in accordance with the provisions of the balance of this Section 1 or until Employee's employment relationship with the Company is terminated by either the Company or Employee. In the event that another individual is hired to serve as Chief Executive Officer of the Company (following consultation with Employee) in the future, Employee shall, so long as he remains an employee of the Company, continue as Chairman (but not as the CEO or, unless otherwise determined by the Board of Directors, as the President) and will continue to play an active role in the operations and management of the Company, including in the areas of marketing, engineering, strategic planning and corporate relationships, with leadership responsibilities and authority in such areas."

        2. Section 3.4 of the Employment Agreement shall be amended to read in its entirety as follows:

               "3.4 ADDITIONAL BENEFITS. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation those plans covering medical, disability and life insurance (in an amount equal to two years' base salary) in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive paid vacation in accordance with the Company's vacation policy then in effect (provided that in any case Employee will not receive fewer paid vacation days than any person appointed in the future as the Company's Chief Executive Officer or as other senior officers of the Company) and will receive such other benefits as the Company generally provides to its senior executives and the Chief Executive Officer (exclusive of relocation related allowances or assistance)."


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        3.      Section 4.3 of the Employment Agreement shall be amended to read in its entirety as follows:

               "4.3 TERMINATION OF EMPLOYMENT OTHER THAN FOR CAUSE. In the event that (i) Employee's employment relationship with the Company is terminated by the Company other than for cause, (ii) Employee voluntarily terminates his employment relationship with the Company within one hundred eighty (180) days of the commencement of employment of a Chief Executive Officer not previously approved by Employee in writing or by his affirmative vote as a member of the Company's Board of Directors, (iii) Employee voluntarily terminates his employment relationship with the Company within thirty (30) days of a change in Employee's main place of employment to a location outside what is generally recognized as the Silicon Valley within Northern California, (including all of Santa Clara County and adjoining cities), without his consent, or (iv) Employee voluntarily terminates his employment relationship with the Company within 60 days of a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days of written notice thereof by Employee to the Board of Directors, Employee shall be entitled to severance payments equal to twelve (12) months of Employee's then-current base salary (payable during such 12 month period on the Company's normal payroll dates) and shall be entitled to receive continued benefits under the Company's benefit plans of general application (other than further accrual of vacation time, which shall cease upon termination of the employment relationship) during such 12-month period, and Employee agrees in exchange for such severance payments and benefits continuation to execute a release in reasonable form provided by the Company releasing each party and its affiliates or related parties from all claims, known and unknown, which such party may have against the other party or its affiliates or related parties other than as related to the payment of such severance, the provision of such benefits or the continued operation of the applicable provisions of agreements relating to confidential information which the parties have previously executed."

        4. All other provisions of the Employment Agreement shall remain in full force and effect.

        The foregoing Amendment to Employment Agreement is hereby executed as of the date first above written.

                                   "COMPANY"

                                   NETRO CORPORATION,
                                   a California corporation

                                   By: _____________________________________

                                   Title: __________________________________

                                   "EMPLOYEE"

                                   _________________________________________
                                   Gideon Ben-Efraim


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